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                                                                    EXHIBIT (12)


                                           September 13, 2002


Van Kampen U.S. Government Trust for Income
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Van Kampen Government Securities Fund
1 Parkview Plaza
PO Box 5555
Oakbrook Terrace, Illinois 60181-5555

Ladies and Gentlemen:

          We have acted as special counsel to the Van Kampen Government Securities Fund (the "Acquiring Fund"), a series of the Van Kampen Government Securities Fund, an open-end management investment company organized as a Delaware business trust, and to the Van Kampen U.S. Government Trust for Income (the "Target Fund"), a series of the Van Kampen U.S. Government Trust for Income, an open-end management investment company organized as a Delaware business trust, in connection with the Acquiring Fund's acquisition of all of the assets of the Target Fund, solely in exchange for Class A, Class B and Class C shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, and the subsequent liquidation of the Target Fund (the "Reorganization") pursuant to the Agreement and Plan of Reorganization, dated June 24, 2002, between the Acquiring Fund and the Target Fund (the "Agreement"). You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.


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Van Kampen U.S. Government Trust for Income
Van Kampen Government Securities Fund
September 13, 2002
Page 2


          In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information, and such other documents, certificates and records and that statements as to factual matters contained in such documents are and will continue to be correct.

          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

          In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

          In rendering our opinion, we have relied on the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.


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Van Kampen U.S. Government Trust for Income
Van Kampen Government Securities Fund
September 13, 2002
Page 3


          Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code.

          Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose.


                                        Very truly yours,

                                       /s/ SKADDEN, ARPS, SLATE,
                                           MEAGHER & FLOM (ILLINOIS)